Delek US Holdings Reports Record Net Income
for Fourth Quarter and Full-Year 2012
Declares 10 cent Special Dividend

BRENTWOOD, Tenn., March 6, 2013 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced financial results for the fourth quarter and full-year 2012.

For the three months ended December 31, 2012, Delek US reported record fourth quarter net income of $64.3 million, or $1.06 per diluted share, versus a net loss of $(6.0) million, or $(0.10) per basic share, in the fourth quarter 2011. Fourth quarter 2012 results were reduced by approximately $2.1 million after tax, or $0.03 per share through the combination of costs related to the initial public offering of Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) and an increase in our effective tax rate.

Delek US announced today that its Board of Directors declared a special cash dividend of $0.10 per share. Shareholders of record on March 26, 2013 will receive this cash dividend payable on April 16, 2013.

For fourth quarter 2012, this increase in earnings compared to the prior year period is primarily attributed to improved margins in the refining segment due to more stability in crude oil price differentials and a more diverse crude slate that included West Texas Intermediate ("WTI") Midland sourced supply. In contrast, fourth quarter 2011 presented a challenging environment as a narrowing in crude oil price differentials and a decline in regional asphalt prices adversely affected refining margins.

For the full year 2012, Delek US reported record net income of $272.8 million, or $4.57 per diluted share, versus net income of $158.3 million, or $2.78 per diluted share in 2011. This represents a 64 percent increase in earnings per share from 2011.

As of December 31, 2012, Delek US had a cash balance of $601.7 million and total debt of $362.2 million, resulting in net cash of $239.5 million. This was a $446.2 million improvement from a $206.7 million net debt position at December 31, 2011. Strong cash flow from refining operations and proceeds of $175.5 million received in connection with the completion of Delek Logistics' initial public offering on November 7, 2012, were the primary factors accounting for this improvement. At December 31, 2012, Delek Logistics had a cash balance of approximately $23.5 million and approximately $90.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet.

Fourth quarter results benefited from a benchmark Gulf Coast 5-3-2 crack spread that averaged $26.71 per barrel during the quarter. This compares with a 5-3-2 crack spread of $20.34 during fourth quarter 2011. On a year-over-year basis margins also improved as the WTI Midland crude discount to Cushing expanded to $3.55 per barrel in fourth quarter 2012 from $0.59 per barrel in the prior year period.

“Looking back, 2012 was a great year as we were able to grow our company, improve our balance sheet and return value to our shareholders. Solid operating performance, strong cash flow generation and the completion of Delek Logistics' initial public offering resulted in a record cash level at year end", said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US. "During the fourth quarter our operations continued to perform well as we benefited from elevated Gulf Coast refined product margins. We continued to increase our rail supplied crude ability and reached approximately 19,000 barrels per day in November. Our Tyler refinery continued to perform well as we averaged approximately 60,000 barrels per day of crude throughput during the second half of 2012, fully utilizing the refinery's capacity.”

Crude Supply Update

Over the past year, Delek US has been working on strategic initiatives to increase pipeline access to Midland sourced crude supplies and improve crude supply flexibility. Improved pipeline access to Midland crudes will begin at the Tyler refinery in April and at the El Dorado refinery in May. This will increase Midland sourced crude in Delek US' refinery system by approximately 42,000 barrels per day and is expected to replace crude sources that are currently more expensive.

In addition to improved pipeline access, an initiative to increase rail supplied crude has been underway during 2012. During the fourth quarter, approximately 17,200 barrels per day of rail supplied crude were purchased for the El Dorado refinery, which was an increase from approximately 1,000 barrels per day in May 2012. Construction of a new rail facility with two off loading racks at this refinery is underway with one rack that has the ability to handle approximately 7,500 barrels per day of heavy Canadian crude currently in service. The second rack is expected to be completed in the second quarter of 2013. The combined capacity of both racks will be able to handle approximately 12,000 barrels per day of heavy crude or up to 25,000 barrels per day of light crude. This is in addition to a third party rail facility adjacent to the El Dorado refinery that can offload up to 20,000 barrels per day of light crudes. These facilities allow the El Dorado refinery the ability to receive primarily Canadian, Bakken, Eagleford, Cushing and other cost advantaged crude by rail. The combination of improved pipeline access and increased rail supplied crude will allow the El Dorado refinery to operate at capacity without relying on Gulf Coast crude supplies.
Yemin concluded, “We began 2013 in a strong financial position. The successful creation of Delek Logistics has given us a new platform for growth. Our improved liquidity position should give us the ability to take advantage of growth opportunities, and should allow us to continue returning cash to shareholders. Strategic initiatives to continue improving our crude slate flexibility are well underway, which will not only improve our profitability in the near-term, but will also maximize flexibility in the long-term. We expect the improved pipeline access will increase our ability to source Midland crude to approximately 87,000 barrels per day from our current level of approximately 45,000 barrels per day. When combined with locally sourced crude, we will have approximately 105,000 barrels per day of cost advantaged crude supplies. With increased access to cost advantaged crude and a strong financial position, we look forward to creating additional value for our shareholders during 2013.”

Change in Segment Reporting

As a result of the offering of Delek Logistics and related transactions, we have reclassified certain operating segments. The majority of the assets previously reported as our marketing segment and certain assets previously operated by our refining segment were contributed to Delek Logistics as part of the Delek Logistics offering. The results from the operation of these assets are now reported in our logistics segment. Further, certain operations previously included as part our marketing segment were retained by Delek and are now reported as part of our refining segment. The historical results of the operation of these assets have been reclassified to conform to the current presentation.

Refining Segment

Refining segment contribution margin increased to $147.6 million in the fourth quarter 2012, versus $32.1 million in the fourth quarter 2011. Both refineries showed significant margin improvement on a year-over-year basis as crude differentials were less volatile in fourth quarter 2012 compared to the prior year period. Contribution margin at the El Dorado refinery increased to $54.8 million in the fourth quarter 2012 from a negative contribution margin of $13.1 million in fourth quarter 2011. Contribution margin at Tyler increased to $92.8 million in the fourth quarter 2012 from $44.8 million in the same period prior year.

On a comparative basis, the fourth quarter 2011 presented a very challenging refining environment. Crude differentials narrowed between West Texas Intermediate (“WTI”) and Light Louisiana Sweet (“LLS”) from $25 per barrel in October to $10 per barrel in December. Asphalt margins were also negatively affected by a decline in prices in the Company's core markets. However, fourth quarter 2012 saw more stability in crude price differentials. In addition, results continued to benefit from increased access to cost-advantaged domestic crude sources, such as WTI Midland crude, which traded at a quarterly average of $3.55 per barrel below the WTI Cushing benchmark during the fourth quarter of 2012. Also, a lighter crude slate at El Dorado reduced asphalt production and allowed better inventory management during a seasonally slow demand period for asphalt. This allowed for fourth quarter 2012 to show a significant improvement over the prior year period.

Tyler, Texas Refinery

Total throughputs at the Tyler refinery were 66,581 barrels per day in the fourth quarter 2012, versus 63,722 barrels per day in the fourth quarter 2011. Total sales volumes were 67,617 barrels per day in the fourth quarter 2012, compared to 63,211 barrels per day in the fourth quarter 2011.

Direct operating expense was $29.0 million, or $4.66 per barrel sold, in the fourth quarter 2012, versus $24.3 million, or $4.18 per barrel sold, in the fourth quarter 2011. This increase was mostly attributable to higher maintenance related expenses and year-end insurance expense adjustments. On a sequential basis, this compares to operating cost of $28.2 million, or $4.91 per barrel in the third quarter 2012. .

Tyler's refining margin was $19.57 per barrel sold in the fourth quarter 2012, compared to $11.88 per barrel sold for the same quarter last year. This increase was primarily due to more stable crude price differentials between WTI and LLS, as well as a wider WTI Midland discount and a higher Gulf Coast 5-3-2 crack spread as compared to fourth quarter 2011.

El Dorado, Arkansas Refinery

Total throughputs at the El Dorado refinery were 74,765 barrels per day in the fourth quarter 2012 compared to 82,468 barrels per day in the fourth quarter 2011. Net barrels sold, which exclude buy/sell activity of 19,294 barrels per day, was 70,133 barrels per day in the fourth quarter 2012. This compares to 75,694 barrels per day of total sales volume in the fourth quarter 2011.

Delek US operated the refinery at 63,199 barrels per day of crude throughput during the quarter despite the continued suspension of crude oil deliveries from a non-affiliated supplier's pipeline, which has caused reduced throughput rates since May 1, 2012. El Dorado began receiving deliveries again from this pipeline in early March 2013. Delek US was able to maintain this throughput level through a combination of processing approximately 2,744 barrels per day of intermediate products from Tyler, and purchasing 17,174 barrels per day of crude supplied by rail during the fourth quarter 2012.

Direct operating expense was $27.7 million, or $4.30 per net barrel sold, which excludes buy/sell activity, in the fourth quarter 2012, compared to $22.6 million, or $3.24 per barrel sold, during the fourth quarter of 2011. This increase was primarily due to maintenance during the fourth quarter 2012. On a sequential basis, this compares to operating cost of $25.5 million, or $3.98 per net barrel sold in the third quarter 2012.

El Dorado refining margin was $12.80 per net barrel sold in the fourth quarter 2012, which was a significant improvement from $1.35 per barrel sold during the fourth quarter of 2011. This increase was due to less volatility in crude price differentials, better asphalt performance and improved crude supply mix as compared to fourth quarter 2011.

Logistics Segment

Our logistics segment includes 100 percent of the performance of Delek Logistics. Delek US beneficially owns 62.4 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units and adjustments for the publicly-held minority interest are made on a consolidated basis. Results for fourth quarter and year ended 2012 include a combination of performance from the predecessor operations, prior to November 7, 2012, and from Delek Logistics following that date.

Contribution margin increased to $11.6 million from $7.8 million in fourth quarter 2011. This increase can be attributed to a record margin in the west Texas wholesale business, the contribution beginning on November 7, 2012 from contracts associated with services provided to Delek US' refineries, and fees generated by the Paline Pipeline, which was acquired in December 2011.

Retail Segment

Retail segment contribution margin was $8.7 million in the fourth quarter 2012. This compares with fourth quarter 2011 results of $8.5 million, which included a goodwill impairment charge of $2.2 million. Merchandising margin increased to 29.6% in fourth quarter 2012, up from 29.2% in the same prior year period. This increase partially offset a decline in fuel margin to 13.8 cents per gallon in fourth quarter 2012 from 14.6 cents per gallon in the prior year period.

Initiatives to improve our store portfolio, such as reimaging and building new stores, adding food offerings and increasing private label products, continued to be successful. These initiatives have benefited same store merchandising sales trends, which increased 0.8% in fourth quarter 2012 from the same prior year period.

At the conclusion of the fourth quarter 2012, the retail segment operated 373 locations, versus 377 locations at the end of the fourth quarter 2011.

Fourth Quarter and Full-Year 2012 Results | Conference Call Information

The Company will hold a conference call to discuss its fourth quarter and full-year 2012 results on March 7, 2013 at 10:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes early to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through June 7, 2013 by dialing (855) 859-2056, passcode 97891632. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Subsidiaries of Delek US Holdings, Inc. also own 62.4 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets fuel and merchandise through a network of approximately 373 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; losses from derivative instruments; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$601.7	$225.9
Accounts receivable	256.6	277.1
Inventory	477.6	508.0
Other current assets	23.8	39.6
Total current assets	1,359.7	1,050.6
Property, plant and equipment:
Property, plant and equipment	1,456.2	1,317.3
Less: accumulated depreciation	(332.0)	(263.5)
Property, plant and equipment, net	1,124.2	1,053.8
Goodwill	72.7	69.7
Other intangibles, net	16.7	17.5
Other non-current assets	50.4	39.0
Total assets	$2,623.7	$2,230.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$568.8	$521.1
Current portion of long-term debt and capital lease obligations	52.2	68.2
Current note payable to related party	—	6.0
Obligation under Supply and Offtake Agreement	285.2	298.6
Accrued expenses and other current liabilities	92.9	100.8
Total current liabilities	999.1	994.7
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	310.0	297.9
Note payable to related party	—	60.5
Environmental liabilities, net of current portion	10.4	9.7
Asset retirement obligations	8.3	7.9
Deferred tax liabilities	183.2	168.1
Other non-current liabilities	34.7	38.2
Total non-current liabilities	546.6	582.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 59,619,548 shares and 58,036,427 shares issued and outstanding at December 31, 2012 and 2011, respectively	0.6	0.6
Additional paid-in capital	366.9	356.9
Accumulated other comprehensive income	0.4	1.8
Retained earnings	531.4	294.1
Non-controlling interest in subsidiaries	178.7	0.2
Total stockholders’ equity	1,078.0	653.6
Total liabilities and stockholders’ equity	$2,623.7	$2,230.6

Delek US Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,

	2012	2011	2012	2011
	(Unaudited)
	(In millions, except share and per share data)
Net sales	$2,184.5	$2,001.0	$8,726.7	$7,198.2
Operating costs and expenses:
Cost of goods sold	1,923.4	1,871.4	7,704.4	6,429.9
Operating expenses	96.0	82.7	363.3	320.9
Impairment of goodwill	—	2.2	—	2.2
General and administrative expenses	28.8	19.5	103.5	81.4
Depreciation and amortization	21.3	20.8	82.5	74.1
(Gain) loss on sale of assets	—	1.0	(0.1)	3.6
Total operating costs and expenses	2,069.5	1,997.6	8,253.6	6,912.1
Operating income	115.0	3.4	473.1	286.1
Interest expense	9.8	12.5	45.7	51.2
Interest income	(0.1)	—	(0.2)	—
(Gain) loss on investment in Lion Oil	—	—	—	(12.9)
Total non-operating expenses, net	9.7	12.5	45.5	38.3
Income (loss) from continuing operations before income taxes	105.3	(9.1)	427.6	247.8
Income tax expense (benefit)	37.8	(2.8)	151.6	84.7
Net income (loss)	67.5	(6.3)	276.0	163.1
Net income (loss) attributed to non-controlling interest	3.2	(0.3)	3.2	4.8
Net income (loss) attributable to Delek	$64.3	$(6.0)	$272.8	$158.3
Basic earnings (loss) per share	$1.08	$(0.10)	$4.65	$2.80
Diluted earnings (loss) per share	$1.06	$(0.10)	$4.57	$2.78
Weighted average common shares outstanding:
Basic	59,529,771	58,023,936	58,719,968	56,543,977
Diluted	60,424,529	58,023,936	59,644,798	57,026,864
Dividends declared per common share outstanding	$0.20	$0.22	$0.60	$0.33

Note: Our annual results for 2012 reflect an adjustment in the third quarter of 2012.  This adjustment is due to an immaterial correction of an error related to inventory and cost of goods sold for Lion Oil Company, which is reported as a component of our refining segment.  We recorded adjustments that decreased operating income in the third quarter of 2012 by $9.1 million ($5.8 million, net of tax).    This revision decreased net income attributable to Delek by $5.8 million in the third quarter of 2012, and has been properly reflected in our annual reported results.  We have concluded that these adjustments are not material to the statements of operations for the third quarter of 2012.

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2012	2011
Cash Flow Data
Cash flows provided by operating activities:	$462.9	$130.1
Cash flows used in investing activities:	(159.2)	(195.7)
Cash flows provided by financing activities:	72.1	242.4
Net increase in cash and cash equivalents	$375.8	$176.8

Delek US Holdings, Inc.
Segment Data
(In millions)
	Three Months Ended December 31, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,530.8	$450.5	$201.4	$1.8	$2,184.5
Intercompany fees and sales	42.1	—	13.4	(55.5)	—
Operating costs and expenses:
Cost of goods sold	1,368.5	409.8	196.7	(51.6)	1,923.4
Operating expenses	56.8	32.0	6.5	0.7	96.0
Segment contribution margin	$147.6	$8.7	$11.6	$(2.8)	$165.1
General and administrative expenses					28.8
Depreciation and amortization					21.3
Gain on sale of assets					—
Operating income					$115.0
Total assets	$1,873.3	$425.6	$245.8	$79.0	$2,623.7
Capital spending (excluding business combinations)	$16.2	$11.5	$9.9	$14.2	$51.8

	Three Months Ended December 31, 2011
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,380.6	$448.9	$172.4	$(0.9)	$2,001.0
Intercompany fees and sales	45.9	—	8.6	(54.5)	—
Operating costs and expenses:
Cost of goods sold	1,347.4	407.1	168.6	(51.7)	1,871.4
Operating expenses	47.0	31.1	4.6	—	82.7
Impairment of goodwill	—	2.2	—	—	2.2
Segment contribution margin	$32.1	$8.5	$7.8	$(3.7)	$44.7
General and administrative expenses					19.5
Depreciation and amortization					20.8
Loss on sale of assets					1.0
Operating income					$3.4
Total assets	$1,630.6	$412.1	$201.1	$(13.2)	$2,230.6
Capital spending (excluding business combinations)	$14.9	$10.2	$0.8	$5.0	$30.9

Delek US Holdings, Inc.
Segment Data
(In millions)
	Year Ended December 31, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$6,070.8	$1,877.8	$775.9	$2.2	$8,726.7
Intercompany fees and sales	170.1	—	42.6	(212.7)	—
Operating costs and expenses:
Cost of goods sold	5,441.1	1,704.6	757.9	(199.2)	7,704.4
Operating expenses	213.7	128.0	23.4	(1.8)	363.3
Segment contribution margin	$586.1	$45.2	$37.2	$(9.5)	$659.0
General and administrative expenses					103.5
Depreciation and amortization					82.5
Gain on sale of assets					(0.1)
Operating income					$473.1
Capital spending (excluding business combinations)	$65.9	$29.1	$10.5	$26.5	$132.0

	Year Ended December 31, 2011
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,632.5	$1,859.4	$715.8	$(9.5)	$7,198.2
Intercompany fees and sales	83.4	—	22.3	(105.7)	—
Operating costs and expenses:
Cost of goods sold	4,160.9	1,679.4	694.8	(105.2)	6,429.9
Operating expenses	175.4	132.6	12.9	—	320.9
Impairment of goodwill	—	2.2	—	—	2.2
Segment contribution margin	$379.6	$45.2	$30.4	$(10.0)	$445.2
General and administrative expenses					81.4
Depreciation and amortization					74.1
Loss on sale of assets					3.6
Operating income					$286.1
Capital spending (excluding business combinations)	$36.0	$36.5	$0.9	$7.6	$81.0

Refining Segment

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Tyler Refinery
Days operated in period	92	92	366	365
Total sales volume (average barrels per day)(1)	67,617	63,211	61,412	60,395
Products manufactured (average barrels per day):
Gasoline	38,533	35,148	33,045	32,407
Diesel/Jet	22,913	22,997	21,883	22,521
Petrochemicals, LPG, NGLs	1,810	2,011	2,268	2,205
Other	2,018	2,880	1,989	2,564
Total production	65,274	63,036	59,185	59,697
Throughput (average barrels per day):
Crude oil	59,941	56,804	56,426	56,028
Other feedstocks	6,640	6,918	3,450	4,492
Total throughput	66,581	63,722	59,876	60,520
Per barrel of sales:
Tyler refining margin	$19.57	$11.88	$20.39	$18.02
Direct operating expenses	$4.66	$4.18	$5.02	$4.82

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

El Dorado Refinery
Days operated in period	92	92	366	247
Total sales volume (average barrels per day)(2)	70,133	75,694	73,709	76,153
Products manufactured (average barrels per day)(2):
Gasoline	38,368	36,044	33,411	33,231
Diesel	25,172	27,695	27,163	26,726
Petrochemicals, LPG, NGLs	1,377	1,542	1,318	1,399
Asphalt	7,388	13,646	6,897	14,820
Other	844	3,340	2,583	3,267
Total production	73,149	82,267	71,372	79,443
Throughput (average barrels per day):
Crude oil	63,199	76,344	65,375	73,796
Other feedstocks	11,566	6,124	7,797	6,258
Total throughput	74,765	82,468	73,172	80,054
Per barrel of sales:
El Dorado refining margin	$12.80	$1.35	$12.56	$8.38
Direct operating expenses	$4.30	$3.24	$3.73	$3.68
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$88.18	$93.93	$94.19	$95.07
US Gulf Coast 5-3-2 crack spread (per barrel)	$26.71	$20.34	$26.50	$22.98
US Gulf Coast Unleaded Gasoline (per gallon)	$2.57	$2.58	$2.80	$2.74
Ultra low sulfur diesel (per gallon)	$3.04	$2.96	$3.05	$2.97
Natural gas (per MMBTU)	$3.39	$3.33	$2.75	$4.00

Logistics Segment

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Throughputs (average bpd)

Pipelines & Transportation:
Lion Pipeline System:
Crude pipelines (non-gathered)	43,164	59,840	46,027	57,442
Refined products pipelines to Enterprise Systems	47,382	48,383	45,220	45,337
SALA Gathering System	21,679	18,508	20,747	17,676
East Texas Crude Logistics System	57,761	56,067	55,068	55,341

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes	61,317	57,963	57,574	57,047
West Texas marketing throughputs	17,316	15,337	16,523	15,493
West Texas marketing margin per barrel	$2.67	$1.10	$2.56	$1.50
Terminalling throughputs	12,637	18,468	15,420	17,907

Retail Segment

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Number of stores (end of period)	373	377	373	377
Average number of stores	371	383	374	394
Retail fuel sales (thousands of gallons)	101,062	103,497	404,558	409,446
Average retail gallons per average number of stores (in thousands)	272	270	1,082	1,039
Retail fuel margin ($ per gallon)	$0.138	$0.146	$0.146	$0.162
Merchandise sales (in thousands)	$90,389	$90,515	$378,166	$374,580
Merchandise sales per average number of stores (in thousands)	$244	$236	$1,011	$951
Merchandise margin %	29.6%	29.2%	29.3%	29.8%
Credit expense (% of gross margin)	12.5%	11.7%	11.9%	11.6%
Operating expense/merchandise sales plus total gallons	16.1%	15.4%	15.7%	16.3%
Change in same-store fuel gallons sold	(2.5)%	4.3%	0.4%	1.1%
Change in same-store merchandise sales	0.8%	2.0%	3.4%	2.3%

(1)
Sales volume includes 4,786 bpd and 3,732 bpd sold to the marketing and retail segments during the three months and year ended December 31, 2012, respectively, and 3,751 bpd and 2,529 bpd during the three months and year ended December 31, 2011, respectively.

(2)	The information included in the year ended December 31, 2011, represents the average for the period April 29, 2011 through December 31, 2011.

Contacts

Assi Ginzburg
Delek US Holdings, Inc.
Executive Vice President and Chief Financial Officer
615-435-1452
or
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, 312-589-3505
Founder & CEO